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Exhibit 8.1

November 21, 2014

Board of Directors Pacific Premier Bancorp, Inc. 17901 Von Karman Avenue, Suite 1200 Irvin, CA 92614	Board of Directors Independence Bank 4524 MacArthur Boulevard Newport Beach, CA 92660

Ladies and Gentlemen:

        We have acted as counsel for Pacific Premier Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the proposed merger (the "Merger") of Independence Bank, a California chartered bank ("Independence Bank"), with and into Pacific Premier Bank, a California chartered bank ("Pacific Premier Bank") and wholly owned subsidiary of the Company, as contemplated by the Agreement and Plan of Reorganization, dated as of October 21, 2014 (the "Merger Agreement"), by and among the Company, Independence Bank, and Pacific Premier Bank, as described in the joint proxy statement/prospectus which is part of the registration statement on Form S-4 filed by the Company with the U.S. Securities and Exchange Commission (the "Commission") on or about November 21, 2014 (the "Registration Statement") in connection with the Merger. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

        In connection with the opinions expressed herein, we have examined the Merger Agreement, the Registration Statement, the representation letters of Independence Bank and Pacific Premier Bank, delivered to us for purposes of rendering the opinions expressed herein (the "Representation Letters") and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of the opinions expressed herein, we have assumed that (i) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement are true, complete and correct and will remain true, complete and correct at all times up to and including the respective effective time of the Merger, (iii) the representations made by the Company, Pacific Premier Bank and Independence Bank in each of their respective Representation Letters are accurate and complete and will remain accurate and complete at all times up to and including the effective time of the Merger, and (iv) any representations made in the Merger Agreement or the Representation Letters "to the knowledge of", or based on the belief of the management of the Company, Pacific Premier Bank, or Independence Bank, as the case may be, or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the respective effective time of the Merger, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement. In addition, our opinions expressed herein are based solely on the documents that we have examined, the additional information that we have obtained, and the Representation Letters.

        Based upon the foregoing, it is our opinion for United States federal income tax purposes:

            (i)  that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

           (ii)  the discussion in the joint proxy statement/prospectus which is part of the Registration Statement under the caption "Material Unites Stated Federal Income Tax Consequences", to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.

        In addition to the assumptions and representations described above, the above opinions are subject to the exceptions, limitations and qualifications set forth below.

          (1)   The opinions expressed herein are based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, and administrative regulations and published rulings and procedures. Our opinions are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurances can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws. Further, any change in the facts and circumstances surrounding the Merger or inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the validity of our opinions expressed herein.

          (2)   We express our opinions herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

        The opinions expressed herein have been rendered at your request, are solely for your benefit in connection with the Merger and may not be relied upon by you in any other manner or by any other person and may not be furnished to any other person without our prior written approval.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm in the joint proxy statement/prospectus under the caption "Material United States Federal Income Tax Consequences." In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Holland & Knight LLP
HOLLAND & KNIGHT LLP

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  Exhibit 8.1